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EXHIBIT 99.1

AboveNet, Inc. Emerges From Chapter 11 Bankruptcy
with New Financial Backing, Strong Cash Position and Low Debt

Company Officially Changes Name from Metromedia Fiber Network to AboveNet, Inc.

NEW YORK, September 8, 2003—AboveNet, Inc., the leading provider of unconstrained information exchange services, has emerged from Chapter 11 protection with a new name, a strong cash position, new financial backing and a low debt level.

"We are extremely pleased to have come out of bankruptcy stronger, healthier and with a growing customer base," said John Gerdelman, president and chief executive officer for AboveNet. "With the financial backing of Craig McCaw and others, we believe the Company is well-positioned to take full advantage of new market opportunities. AboveNet is a survivor that has blasted out of bankruptcy and is ready to take its place as a formidable player helping to reshape the industry."

Since filing for bankruptcy protection in May 2002, AboveNet has significantly reduced its expenses and increased its cash position to $80 million. AboveNet also is conducting a $50 million rights offering to certain of its creditor. This offering is fully backstopped. Assuming that the full $50 million is raised, the Company will pay down its senior bank debt to $70 million.

In addition, AboveNet retained all of its core assets in tact and has a more focused product strategy. AboveNet boasts one of the most extensive metropolitan fiber networks available with twice as many buildings on net as the next leading provider, a global IP network, six data centers throughout the United States and experienced managed services capabilities. The Company will use a bundling strategy with new products, leveraging all pieces of its business to create comprehensive, seamless solutions that meet real customer needs.

So far this year, AboveNet has launched three new bundled products including:

  •
  Metro Gig-E—a private, direct fiber optic Internet access solution that offers customers top quality performance and always available 1000 mb/sec Internet capacity, making it a cost effective optical alternative to traditional copper infrastructure;

  •
  DbA with Backup and Restore Service—a new managed service offering that provides customers with a bundled solution, reducing the complexity of running production databases and creating an efficient operating environment where customers maintain control of content; and,

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  Skilled Response Bundle—a bundled service that combines technical infrastructure with expert system management to reduce the complexity of operating a production system and allow in-house teams to focus on mission critical system functionality.

Also throughout 2003, AboveNet continued to win new customers, as it has throughout the bankruptcy, including new contracts with the New York Mercantile Exchange, Xerox and Sprint.

About AboveNet, Inc.

AboveNet, Inc. is the leading provider of network infrastructure services that enable unconstrained information exchange within and between businesses. AboveNet builds and operates an office-to-office, 100-percent optical network enabling customers to create an efficient, cost-effective network that breaks economic and performance barriers imposed in the last mile by complex legacy telecom infrastructures. With the most extensive metropolitan optical network in the world, data centers throughout the US and Europe, top quality managed services and a high-performance IP network, AboveNet is able to offer the most flexible and complete information exchange solutions in the industry.

An aggressive and agile player in the industry, AboveNet provides security, performance, scalability and reliability in a wealth of interconnected services designed to facilitate information exchange. The Company's metropolitan fiber network provides the foundation for its offerings. This all optical metropolitan network, combined with AboveNet's portfolio of integrated solutions, enable enterprise customers to rise above legacy networks to create truly customized networks that enable the real-time information exchange when and how it is needed.

This news release contains forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company including the most recently filed Forms S-3, 10-K, 10-Q and 8-K.

  CONTACTS:

  Kara Carbone
  914.683.6386
   kcarbone@above.net

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  EXHIBIT 99.1
AboveNet, Inc. Emerges From Chapter 11 Bankruptcy with New Financial Backing, Strong Cash Position and Low Debt